Exhibit 4.2

TEXAS EMERGING TECHNOLOGY FUND

AWARD AND SECURITY AGREEMENT

BETWEEN THE STATE OF TEXAS

AND

CONVERGEN LIFESCIENCES, INC.

THIS TEXAS EMERGING TECHNOLOGY FUND AWARD AND SECURITY AGREEMENT (this “Agreement”) shall be effective as of the last date of execution hereof by the parties hereto, as reflected on the signature page hereto (the “Effective Date”), and is by and between the State of Texas, acting by and through the Office of the Governor Economic Development and Tourism (the “OOGEDT”) and Convergen LifeSciences, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Pursuant to Texas Government Code Chapter 490, the State of Texas has allocated $300 million, to be used with the express written approval of the Governor, Lieutenant Governor, and Speaker of the House of Representatives to develop and diversify the economy of the State of Texas by expediting innovation and commercialization of research; attracting, creating, or expanding private sector entities that will promote a substantial increase in high-quality jobs; and increasing higher education applied technology research capabilities.

B. Article III, Section 52-a of the Texas Constitution expressly authorizes the State of Texas to use public funds for the public purposes of development and diversification of the economy of the State of Texas, the elimination of unemployment or underemployment in the State of Texas, or the development of commerce in the State of Texas.

C. The Governor, Lieutenant Governor, and Speaker have each approved the Award (as defined below) from the Emerging Technology Fund to the Company, as evidenced in the letter attached as Exhibit A hereto.

Texas Emerging Technology Fund Award and Security Agreement

D. To ensure that the benefits the OOGEDT provides under this Agreement are utilized in a manner consistent with Article III, Section 52-a of the Texas Constitution, and other applicable laws, the Company has agreed to comply with certain conditions and deliver certain performance, in exchange for receiving the benefits associated with the Award to the Company.

E. The Company and the OOGEDT desire to set forth herein the provisions relating to the awarding of such monies and the disbursement thereof to the Company.

IN CONSIDERATION of the Award and the premises, covenants, agreements and provisions contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set out respectively after each such term (the meanings to be equally applicable to both the singular and plural forms of the terms defined), unless the context specifically indicates otherwise:

A.	“Additional Amount” – has the meaning set forth in Section 3.03.

B.	“Agreement” – has the meaning set forth in the preamble.

C.	“Application” – has the meaning set forth in Section 2.02.

D.	“Award” – means an award of monies from the OOGEDT to the Company in an amount equal to the sum of the Initial Amount plus the Additional Amount that may be disbursed pursuant to the terms and conditions of this Agreement.

E.	“Collateral” – has the meaning set forth in Section 4.01.

F.	“Common Stock” – has the meaning set forth in the Unit.

G.	“Company” – has the meaning set forth in the preamble.

H.	“Company Affiliate” means a person who or that directly, or indirectly through one or more intermediaries, controls the Company or is controlled by, or is under common control with, such a person.

I.	“Company Associate” means, as of any particular date, a current shareholder of the Company (including a holder of common stock, preferred stock or other capital stock of the Company), a current debtholder of the Company, and a current holder of convertible securities or holder of any right to purchase or acquire any capital stock of the Company.

J.	“Compliance Verification” – has the meaning set forth in Section 5.05.

Texas Emerging Technology Fund Award and Security Agreement

K.	“Effective Date” – has the meaning set forth in the preamble.

L.	“Event of Default” – has the meaning set forth in Section 2.07.

M.	“GAAP” – has the meaning set forth in Section 1.01(U)(vi).

N.	“Initial Amount” – has the meaning set forth in Section 3.02.

O.	“Lien” – means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement relating to such asset and any other preference, priority or preferential arrangement of any kind or nature whatsoever relating to such asset.

P.	“Note” – has the meaning set forth in Section 3.04(B).

Q.	“Office of the Governor Economic Development and Tourism” – means the Economic Development and Tourism Division within the Office of the Governor, and any designated representatives thereof.

R.	“OOGEDT” – has the meaning set forth in the preamble.

S.	“Opinion Letter” – has the meaning set forth in Section 3.04(C).

T.	“Permitted Liens” – means, with respect to any Person, any of the following:

(i)	Liens (1) with respect to the payment of taxes, assessments or other governmental charges or (2) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (1) and (2) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person;

(ii)	Liens of a collection bank on items in the course of collection arising under Section 4.208 of the Texas UCC or any similar section under the Uniform Commercial Code of any other applicable state;

(iii)	Liens, pledges or cash deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (2) to secure the performance of bids, tenders, leases, sales or other trade contracts (other than for the repayment of borrowed money) or (3) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

Texas Emerging Technology Fund Award and Security Agreement

(iv)	judgment liens (not including those for the payment of taxes, assessments or other governmental charges covered in (i) above) securing judgments and other proceedings not greater than $25,000 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(v)	Liens (1) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances, restrictions or limitations on the use of real property or (2) consisting of leases, licenses or subleases granted by a lessor, licensor, sublessor or sublicensor on its property (in each case other than capital leases) otherwise permitted hereunder that, for each of the Liens in clauses (1) and (2) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi)	Liens of landlords and mortgagees of landlords (1) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (2) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (3) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (4) for which adequate reserves or other appropriate provisions are maintained on the books of such Person to the extent required by generally accepted accounting principals (“GAAP”);

(vii)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution; and

(viii)	the title and interest of a lessor, sublessor, licensor or sublicensor in and to personal property leased, subleased, licensed or sublicensed, in each case extending only to such personal property and any Liens arising from UCC Financing Statements filed in connection therewith.

U.	“Person” – means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental agency or body.

V.	“Qualifying Liquidation Event” means (a) the sale, conveyance, or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) to persons who are not then Company Associates (as hereinafter defined) or Company Affiliates (as hereinafter defined), or (b) the sale of the Company’s then-outstanding equity securities by the Company’s stockholders or the Company’s merger into or consolidation with any other entity, in each such case, in which more than fifty percent (50%) of the voting power of the Company is transferred to persons who are not then Company Associates or Company Affiliates.

Texas Emerging Technology Fund Award and Security Agreement

W.	“Right to Purchase” – has the meaning set forth in Section 3.04(B).

X.	“SEC” – means the United States Securities and Exchange Commission.

Y.	“Secured Obligations” – means all obligations of the Company and its successors and assigns now or hereafter existing under this Agreement and the Unit (including the Note), whether (i) for the prompt payment when due, whether at stated maturity or otherwise) of principal, interest, costs, fees, expenses or otherwise (including the payment of amounts which would become due but for the operation of the automatic stay under Section 362 of the United States Bankruptcy Code, 11 U.S.C. § 362), and/or (ii) for the prompt performance or payment when due of any other obligation of the Company and its successors and assigns to the OOGEDT, now or hereafter owing, whether direct or indirect, primary or secondary, fixed or contingent, joint or several, regardless of how created, evidenced or arising.

Z.	“Security Term” – means the period commencing on the date of the disbursement of the Initial Amount and ending on the earliest of the date on which (i) the Company has paid all principal and interest due under the Note pursuant to the terms of this Agreement and the Unit; (ii) the OOGEDT has fully exercised the Right to Purchase under the Unit; and (iii) the OOGEDT’s Right to Purchase expires pursuant to the terms of the Unit.

AA.	“Texas Emerging Technology Fund” – means the “fund” as defined under the Chapter 490 of the Texas Government Code.

BB.	“Texas UCC” – means the Uniform Commercial Code as from time to time in effect in the State of Texas.

CC.	“Unit” – has the meaning set forth in Section 3.04(B).

DD.	The following terms have the meanings given to them in the Texas UCC and terms used herein without definition that are defined in the Texas UCC have the meanings given to them in the Texas UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

Texas Emerging Technology Fund Award and Security Agreement

Article II

AWARD

Section 2.01 Award of Monies. The OOGEDT shall issue the Award to the Company and disburse the proceeds in accordance with the conditions subsequent to its retention contained herein and the other provisions of this Agreement.

Section 2.02 Use of Award Proceeds. The Company shall use the Award to expedite commercialization that is intended to lead to an increase in high-quality jobs in the State of Texas by adding the Award to its working capital and using the Award in the development of its business, through acquisition of capital assets and/or reasonable and appropriate business expenses only in furtherance of the commercialization of a targeted nanomolecular therapy product for the treatment of cancer as described in the application previously submitted by the Company the OOGEDT (the “Application”). Notwithstanding the foregoing, the Award shall not be used for repayment of debt, in any form, (other than repayment of the Note pursuant to the terms of this Agreement and the terms of the Unit, and other than accounts payable (excluding capital leases) incurred in the ordinary course of business upon customary industry terms) including but not limited to (i) repayment to any members of the Company’s board of directors, its officers, its investors, its shareholders or any other affiliates of the Company, (ii) any restructuring of any existing debt or (iii) payment on any capital leases.

Section 2.03 Commercialization Milestones. The Company commits to using all of its reasonable efforts to meet the commercialization milestones attached as Exhibit C hereto as promptly as practicable. Promptly following the attainment of any such milestone, the Company shall provide the OOGEDT with sufficient evidence, to the satisfaction of the OOGEDT, that the milestones have been met by the date listed for each milestone.

Section 2.04 Guarantee of Commercialization or Manufacturing/Principal Place of Business. The Company agrees that a substantial percentage of any new or expanded commercialization or manufacturing of any real or intellectual product resulting from the Award shall be established in the State of Texas. New or expanded commercialization may include, but shall not be limited to, the occurrence of the following in the State of Texas: employment, capital investment, intellectual property development, manufacturing production, business expansion, development of supplier relationships, financing, outside sources of capital, and university collaboration. Further, the Company agrees that it shall maintain its principal place of business and its principal executive offices headquartered in the State of Texas throughout the term of this Agreement.

Section 2.05 Use and Retention of Texas Suppliers. The Company shall use reasonable efforts to use qualified Texas-based suppliers to provide products and services under this Agreement; provided, however, that the Company may in its sole discretion select suppliers and contractors based on program needs, scientific criteria, and industry standards.

Section 2.06 Company Representations, Warranties and Covenants. Without limiting the covenants, representations and warranties provided in other sections of this Agreement, including without limitation those provided under Article IV hereof, the Company further covenants with, and represents and warrants to the OOGEDT as of the Effective Date as follows:

Texas Emerging Technology Fund Award and Security Agreement

A. The Company has all necessary corporate and legal authority to enter into, execute, and deliver this Agreement, the Unit and all other documents referred to herein, and it has taken all actions necessary to duly execute and deliver all such agreements, instruments and documents.

B. The Company shall comply with all of the terms, conditions, provisions, covenants, requirements, and warranties in this Agreement and all other documents referred to herein.

C. The Company has made no material false statement or misstatement of fact in connection with its receipt of the Award, and all of the information it previously submitted to the OOGEDT or which it shall submit to the OOGEDT in the future relating to the Award or the disbursement of any of the Award is and shall be true and correct as of the date such information is submitted to the OOGEDT.

D. The Company is not in violation of any provisions of its certificate of formation or bylaws (or other charter documents) or of the laws of the State of Texas, the laws of the state in which it was formed or any other federal, state or local statutes, laws, ordinances and regulations applicable to the Company and its business, and there are no actions, suits, or proceedings pending, or to its knowledge threatened, before any judicial body or governmental authority against or affecting it, other than those specifically disclosed in the Application, and it is not in default with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority which would impair its ability to enter into this Agreement, execute and issue the Unit, or perform any of its obligations hereunder or thereunder or as required by the transactions contemplated hereby.

E. Neither the execution and delivery of this Agreement, or any document referred to herein, nor compliance with any of the terms, conditions, requirements, or provisions contained in this Agreement or any documents referred to herein is prevented by, constitutes a breach of, or shall result in a breach of, any term, condition, or provision of any agreement or document to which the Company is now a party or by which it is bound.

F. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and any other jurisdiction in which it is qualified to transact business as a foreign corporation, and has provided the OOGEDT sufficient evidence of such, and certifies that it owes no delinquent taxes to any taxing entity of the State of Texas as of the Effective Date.

G. Except as set forth on Schedule 2.06(G), the Company, directly or indirectly, owns and has good title to or, in the case of leased or licensed property and assets, has valid leasehold or license interests in, all property and assets necessary for the conduct of the Company’s business, in each case free and clear of all Liens and other encumbrances other than Permitted Liens.

H. Except as set forth on Schedule 2.06(H), there are no existing or contemplated transactions of a material nature involving the Company by and between the members of the Company’s board of directors, its officers, and/or its investors, shareholders or other affiliates of the Company.

Texas Emerging Technology Fund Award and Security Agreement

I. The Company is not the direct or indirect subsidiary of another operating company and is not reasonably susceptible, and shall not in the future be reasonably susceptible, of being substantively consolidated with another Person in the context of bankruptcy or insolvency proceedings.

J. The Company has no subsidiaries as of the Effective Date and the Company hereby covenants and agrees that it shall not, without the prior written consent of the OOGEDT (such consent to be granted or withheld in the sole discretion of the OOGEDT), create or acquire any subsidiary during the Security Term. If the OOGEDT shall consent to the formation or acquisition of a subsidiary (in its sole discretion), the Company shall provide the OOGEDT with a written supplement to Schedule 2.06(J) to this Agreement providing in reasonable detail the following information regarding such subsidiary: (i) its name, (ii) its jurisdiction of formation and (iii) the shares of capital stock (number of shares and percentage) of such subsidiary that are beneficially owned, directly or indirectly, by the Company. The Company shall promptly provide the OOGEDT with an amended Schedule 2.06(J) to reflect any change with respect to any such subsidiary that occurs during the Security Term.

K. The Company’s jurisdiction of formation, legal name and organizational identification number, if any, and the location of the Company’s chief executive office or sole place of business, in each case as of the Effective Date, are specified on Schedule 2.06(K), and such Schedule 2.06(K) also lists any jurisdictions of incorporation, legal names and locations of the Company’s chief executive office or sole place of business for the five (5) years preceding the Effective Date. The Company hereby covenants and agrees that it shall not change its jurisdiction of formation, legal name, organizational identification number (if any) or the location of the Company’s chief executive office or sole place of business without first providing the OOGEDT with thirty (30) days prior written notice of the same, and then only in accordance with the other terms and conditions of this Agreement.

L. The Company shall furnish a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company certifying that the representations and warranties made by Company in this Section 2.06 (as modified by the disclosure in any schedule or exhibit hereto) shall be true and correct in all material respects as of the Effective Date.

Section 2.07 Event(s) of Default. The following events shall, unless waived in writing by the OOGEDT, constitute an event of default (each, an “Event of Default”) under this Agreement upon the OOGEDT giving the Company thirty (30) days written notice of such event, and the Company’s failure to cure such event during such thirty (30) day time period for those Events of Default that can be cured within thirty (30) days or within whatever time period is needed to cure those Events of Default that cannot be cured within thirty (30) days as long as the Company is using its best efforts to cure and is making reasonable progress in curing such Events of Default; provided, however, that in no event shall the time period to cure any Event of

Texas Emerging Technology Fund Award and Security Agreement

Default exceed three (3) months; provided, further, that notwithstanding the foregoing, any of the following events that cannot be cured shall, unless waived in writing by the OOGEDT, constitute an Event of Default under this Agreement immediately upon the OOGEDT giving the Company written notice of such event:

A. The Company’s failure, for any reason, to continue using its reasonable efforts to commercialize a targeted nanomolecular therapy product for the treatment of cancer as described in the Application, including but not limited to an inability to continue business operations for any reason.

B. The Company’s failure to maintain its principal place of business or its principal executive offices headquartered in the State of Texas throughout the term of this Agreement (other than in connection with the consummation of a bona fide Qualifying Liquidation Event).

C. The Company or any business, branch, division, or department of the Company being convicted of a violation under Section 1324a(f) of the Immigrant and Nationality Act, 8 U.S.C. § 1324a(f).

D. Except for the Company’s failure to maintain its principal place of business or its principal executive offices headquartered in the State of Texas throughout the term of this Agreement (other than in connection with the consummation of a bona fide Qualifying Liquidation Event), which shall solely be governed by Section 2.07(B), the Company’s failure to fully comply with any provision, term, condition or covenant contained in this Agreement, the Unit, the Application, or any other document referred to herein.

E. Except for the Company’s failure to maintain its principal place of business or its principal executive offices headquartered in the State of Texas throughout the term of this Agreement (other than in connection with the consummation of a bona fide Qualifying Liquidation Event), which shall solely be governed by Section 2.07(B), if any representation, covenant, or warranty made by the Company herein, or in the Application for funding, in any other document furnished by Company pursuant to this Agreement, or in order to induce the OOGEDT to disburse any of the Award, shall prove to have been untrue or incorrect in any material respect or materially misleading as of the time such representation, covenant or warranty was made.

Section 2.08 Remedies. Subject to the notice and cure provisions in Section 2.07 hereof, upon the occurrence of an Event of Default and at any time thereafter until such Event of Default is cured to the reasonable satisfaction of the OOGEDT, the OOGEDT may enforce any or all of the following remedies (such rights and remedies being in addition to and not in lieu of any rights or remedies set forth in Section 4.10 below).

Texas Emerging Technology Fund Award and Security Agreement

A. Notwithstanding anything in the Fund Agreement or the Unit to the contrary, the OOGEDT, in its sole discretion, may, as its sole remedy with respect to an Event of Default under Section 2.07(b), require repayment of the full outstanding amount of the Award disbursed to the Company at such time of such Event of Default with interest pursuant to the terms of the Note, but in no event shall the OOGEDT have the right to exercise such remedy (or otherwise make a claim for damages based upon the outstanding amount of the Award rather than on the amount of the damages themselves) with respect to any other Event of Default under Section 2.07.

B. If the Company fails to repay the full amount under the Note as specified in Section 2.08(A) hereof within thirty (30) days of demand by the OOGEDT, then such amount may, unless precluded by law, be taken from or off-set against any aids or other monies that the Company is otherwise entitled to receive from the State of Texas.

C. Except as limited in Section 2.08(A) above and unless otherwise limited herein, the OOGEDT may enforce any additional remedies it has in law or equity.

D. Unless otherwise limited herein, the rights and remedies herein specified are cumulative and not exclusive of any rights or remedies that the OOGEDT would otherwise possess.

Section 2.09 Notification of Event of Default. The Company shall notify the OOGEDT in writing, as soon as possible and in any event within five (5) days after its executive officers have obtained knowledge of the occurrence of each Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default. The Company shall include a statement setting forth details of each Event of Default or condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default, and the action which the Company proposes to take with respect thereto.

Section 2.10 Termination/Modification of Award. If the Company does not meet all conditions precedent in Section 3.04 below to the satisfaction of the OOGEDT, and does not request in writing the first disbursement in Section 3.02 by the date that is three (3) months after the Effective Date, then the OOGEDT’s obligation to disburse any of the Award shall terminate as of such day, and this Agreement shall become null and void. If the Company does not request in writing the second disbursement in Section 3.03 by the date that is nine (9) months after the Effective Date, then the OOGEDT’s obligation to disburse any portion of the Additional Amount shall terminate as of such date and the OOGEDT shall have no further obligations to provide any additional funding of the Award and, if the OOGEDT does not terminate this Agreement, this Agreement shall remain in full force and effect but shall be modified and amended to reflect the amount of the Award that was actually disbursed as of such date.

Section 2.11 Effect of Event of Default/Termination. If an Event of Default occurs and the Company is required to and does repay the amount specified in Section 2.08(A) to the OOGEDT under the Note, then this Agreement shall automatically terminate as of the date full repayment of the Note is received by the OOGEDT. Further, in any event OOGEDT may terminate this Agreement at any time following an Event of Default following the opportunity to cure as provided by Section 2.07.

Texas Emerging Technology Fund Award and Security Agreement

Section 2.12 Right to Notice of Intellectual Property and/or Business Status. Upon any business dissolution, sale, merger, liquidation of assets, bankruptcy of the Company or the occurrence of any material adverse effect regarding the Company or its business (or the existence of facts that would reasonably be expected to result in a material adverse effect regarding the Company or its business), the Company shall provide the OOGEDT with full business information as necessary to fully inform the OOGEDT, and provide an opportunity to participate in assisting the Company in finding other avenues for fully developing and using the Company’s intellectual property if appropriate. However, the Company shall not be obligated to provide any information that it reasonably considers in good faith to constitute a trade secret or other highly confidential information under this Section 2.12.

Section 2.13 Right to Terminate upon Repayment. Unless terminated earlier pursuant to Section 5.01(B), the Company may at any time following eighteen (18) months after the Effective Date, terminate this Agreement and be released from its obligations hereunder by paying the OOGEDT an amount equal to the full amount of the principal and interest (and any other amounts) due under the Note pursuant to the terms of the Unit.

Section 2.14 Survival of Right to Purchase. Anything herein to the contrary notwithstanding, the Unit and the Right to Purchase under the Unit shall survive any termination of this Agreement and any repayment of the Note in accordance with the terms of the Unit.

Article III

DISBURSEMENT OF AWARD PROCEEDS

Section 3.01 Disbursement of Award. OOGEDT shall disburse the Award to the Company in accordance with Sections 3.02 and 3.03 below, and only after all conditions precedent have been complied with to the satisfaction of the OOGEDT in Section 3.04 below. Under no circumstance shall the OOGEDT be required to disburse funds in excess of the amount requested by the Company under the provisions contained in Sections 3.02 and 3.03 below, and the Company may not request less than the full amount of each disbursement outlined in Sections 3.02 and 3.03 below.

Section 3.02 Initial Disbursement. The OOGEDT shall disburse to the Company the initial disbursement of the Award in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Initial Amount”) as soon as practicable following the Effective Date provided that all other requirements prior to receiving any disbursements pursuant to this Agreement have been satisfied.

Section 3.03 Second Disbursement. Provided that all other requirements prior to receiving any disbursements pursuant to this Agreement have been satisfied, the OOGEDT shall disburse to the Company the second half of Award disbursement in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Additional Amount”) seven (7) months after the Effective Date, unless the Company demonstrates to the OOGEDT’s satisfaction that the disbursement of the Additional Amount should occur sooner based on significant completion of the commercialization milestones set forth on Exhibit C hereto. However, in no event shall the disbursement of the Additional Amount occur sooner than four (4) months after the Effective Date.

Texas Emerging Technology Fund Award and Security Agreement

Section 3.04 Conditions Precedent to Disbursement of Award. All of the following conditions precedent shall be met to the reasonable satisfaction of the OOGEDT prior to any disbursement of the Award:

A. Prior to the Company receiving a disbursement outlined in Sections 3.02 or 3.03 above, the OOGEDT shall have received a written request for disbursement of the Award.

B. Prior to the disbursement of the Initial Amount, the OOGEDT shall have received evidence, in form and substance acceptable to the OOGEDT, showing that the Company has issued the OOGEDT a duly executed Investment Unit in the form attached hereto as Exhibit B (the “Unit”) providing OOGEDT with (i) a promissory note pursuant to which the Company promises to repay the OOGEDT, in accordance with the terms of this Agreement and the Unit, all amounts of the Award disbursed hereunder with interest (the “Note”) and (ii) a right to acquire (the “Right to Purchase”) shares of the Company’s capital stock that shall as of the date of this Agreement represent 81.82% of the Common Stock as determined on a fully diluted basis (for purposes of this clause (ii) only, such percentage assumes the disbursement of the full Award as of the date of this Agreement and assumes that the total number of shares of capital stock represented by the Right to Purchase under the Unit as of the date of this Agreement equals 4,500,000 shares of Common Stock). Notwithstanding the preceding clause (ii), the number and type of shares represented by the Right to Purchase under the Unit at any given time is determined pursuant to the terms of the Unit.

C. Prior to the disbursement of the Initial Amount, the OOGEDT shall have received an outside counsel opinion letter provided by Company’s counsel (the “Opinion Letter”). The Opinion Letter shall provide that the Company is in compliance with the following:

1.	The Company is a corporation validly existing and in good standing under the laws of its state of incorporation.

2.	The Company has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted.

3.	The Company is duly qualified to transact business (as either a domestic corporation or a foreign corporation) in the State of Texas.

4.	The Company has the corporate power to enter into this Agreement and to issue the Unit and the securities issuable upon exercise of the Right to Purchase under the Unit.

5.	All issued and outstanding equity securities of the Company have been duly authorized and validly issued and are fully-paid and non-assessable.

6.	The execution and delivery of the Award and Security Agreement and the Investment Unit does not violate the Company’s certificate of formation and bylaws (or other similar governing documents) or any of the material agreements specifically identified in the opinion as “Reviewed Agreements.”

Texas Emerging Technology Fund Award and Security Agreement

7.	Assuming timely filing of all relevant federal and state securities filings necessary to perfect any relevant registration exemptions, the issuance of the Unit and the equity securities issuable upon exercise of the Right to Purchase under the Unit do not require registration under applicable state and federal securities laws and regulations.

D. No Event of Default under this Agreement or event which would constitute an Event of Default but for the requirement that notice be given or that a period of grace or time elapse shall have occurred and be continuing.

E. The Company has supplied to the OOGEDT all other documentation that the OOGEDT may reasonably require.

F. If the “First Qualifying Financing Transaction” (as defined in the Unit) occurs prior to the disbursement of the Additional Amount, then prior to the disbursement of the Additional Amount, the Company shall:

(i)	furnish the OOGEDT with a statement containing the information required in Section 3.04(B)(ii) above with respect to the percentage as of the date of the disbursement of the Additional Amount of the Common Stock that the additional Right to Purchase contained in the Unit then represents as determined on a fully diluted basis; and

(ii)	furnish the OOGEDT with a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company certifying, as of the date of the disbursement of the Additional Amount, that (1) the percentage set forth in the statement provided pursuant to Section 3.04(F)(ii) above is true and correct and (2) the representations and warranties made by the Company in Section 2.06 (as modified in any schedule or exhibit hereto) are true and correct in all material respects.

Prior to any disbursement of the Additional Amount, the Company agrees to execute and deliver such further instruments and take such further actions as the OOGEDT may reasonably request in order to carry out the intent of this Section 3.04(F).

Article IV

SECURITY INTEREST IN COLLATERAL

Section 4.01 Grant of Security Interest. As collateral security to secure the prompt payment and performance to the OOGEDT of the Secured Obligations during the Security Term, the Company hereby assigns, pledges and grants to the OOGEDT for its benefit a continuing first and prior security interest and Lien in and to all assets of the Company now owned or hereafter acquired, including, without limitation, (A) all of the Company’s present and future accounts, accounts receivable, contract rights, general intangibles, letter of credit rights, payment intangibles, patents, trademarks, trademark rights, copyrights, intellectual property, chattel

Texas Emerging Technology Fund Award and Security Agreement

paper, documents, instruments, raw materials, work in process, materials used or consumed in the Company’s business, equipment, furniture, fixtures, vehicles and inventory, wherever located and whether in the possession of the Company or any other person, now owned or hereafter acquired by the Company; (B) all present and future increases, profits, combinations, reclassifications, improvements and products of, assessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or part of the foregoing assets of the Company; (C) all cash and non-cash proceeds and other rights arising from or by virtue of, or from the voluntary or involuntary sale, lease or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other person with respect to, all or any part of the foregoing assets of the Company; (D) all present and future security for the payment to the Company of any of the foregoing assets of the Company; (E) all goods which gave or will give rise to any of the foregoing assets of the Company or are evidenced, identified or represented therein or thereby; and (F) all certificates of title, manufacturer’s statements of origin, other documents, accounts and chattel paper arising from or related to any of the foregoing assets of the Company (collectively, the “Collateral”). The Company shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the OOGEDT’s security interest and shall cause its financial statements to reflect such security interest. During the Security Term, the Company shall promptly provide the OOGEDT with written notice of all commercial tort claims in which it is the plaintiff, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, the Company shall be deemed to hereby grant to the OOGEDT a security interest and Lien in and to such commercial tort claims and all proceeds thereof.

Section 4.02 Subsidiaries. Without limiting the generality of Section 4.01 above, to secure the Secured Obligations and the prompt payment and performance to the OOGEDT under the Note, if at any time during the Security Term the OOGEDT (in its sole discretion) consents to permit the Company to create or acquire any subsidiaries (in each case in accordance with Section 2.06(J)), the Company hereby assigns, pledges and grants to the OOGEDT for its benefit a continuing security interest in and to all the issued and outstanding equity interests of each such subsidiary and shall cause each such subsidiary to promptly execute and deliver a security agreement in form and substance reasonably satisfactory to the OOGEDT granting to the OOGEDT a security interest and Lien in all of such subsidiary’s assets.

Section 4.03 Perfection of Security Interest. The Company shall take all actions during the Security Term that may be necessary or desirable, or that OOGEDT may reasonably request, so as to maintain the validity, perfection, enforceability and priority of the OOGEDT’s first and prior security interest in the Collateral or to enable the OOGEDT to protect, exercise or enforce its rights hereunder and in the Collateral, including without limitation (A) the preparation and filing of all financing statements (including any continuation or amendment statements), (B) delivering to the OOGEDT (or its designee) any and all instruments, tangible chattel paper, certificated securities or other Collateral in which a security interest may be perfected by possession as set forth in the Texas UCC, (C) granting OOGEDT (or its designee) “control” (as defined in the Texas UCC) over any and all investment property, deposit accounts, securities accounts, (D) filing security agreements and other notices with the United States Patent and Trademark Office and any other government agency in connection with the

Texas Emerging Technology Fund Award and Security Agreement

perfection of security interests in intellectual property Collateral and (E) using commercially reasonable efforts to obtain any and all consents or approvals from any applicable third parties. The OOGEDT (or its designee) is hereby authorized to file financing statements without signature in accordance with the Texas UCC or the Uniform Commercial Code of any other jurisdiction from time to time and by its signature hereto, the Company hereby authorizes the OOGEDT to file against the Company, one or more financing statements (including any continuation or amendment statements) pursuant to the Texas UCC or the Uniform Commercial Code of any other jurisdiction from time to time in form and substance satisfactory to the OOGEDT (which statements may have a description of collateral which is broader than that set forth herein provided that, in the event of conflict, the description of the Collateral set forth herein shall be controlling as to the property or assets in which the OOGEDT has been granted a security interest and Lien).

Section 4.04 Disposition of Collateral. During the Security Term, the Company hereby covenants and agrees to safeguard and protect all Collateral, to maintain all Collateral in good working order (subject to ordinary wear and tear) and make no disposition thereof except for goods or inventory sold or licensing or sublicensing or other granting of intellectual property rights in the ordinary course of business, and abandonment of patents and other intellectual property which the Company determines is not necessary to its business and is not worth the cost of maintenance to the Company.

Section 4.05 Preservation of Collateral. Following the occurrence, and during the continuance, of an Event of Default during the Security Term and in addition to other rights and remedies available to the OOGEDT, the OOGEDT may take such steps as the OOGEDT deems necessary to protect the OOGEDT’s interest in and to preserve the Collateral. The Company shall cooperate fully with all of the OOGEDT’s efforts to preserve the Collateral and shall take such actions to preserve the Collateral as the OOGEDT may direct.

Section 4.06 Defense of OOGEDT’s Interests. Until the expiration of the Security Term, the OOGEDT’s interests in the Collateral shall continue in full force and effect. The Company shall defend the OOGEDT’s first and prior security interest and its other interests in the Collateral against any and all persons whatsoever. At any time following demand by the OOGEDT for payment in accordance with the terms of this Agreement and the Note, the OOGEDT shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained. After the occurrence of an Event of Default, the OOGEDT, at its option, may instruct all suppliers, customers, carriers, forwarders, warehousers or others receiving or holding cash, checks, inventory, documents or instruments in which the OOGEDT holds a security interest to deliver same to the OOGEDT.

Section 4.07 Notification of Assignment of Receivables; Cash and Cash Equivalents. At any time following the occurrence and during the continuance of an Event of Default during the Security Term, the OOGEDT shall have the right to send notice of the assignment of, and the OOGEDT’s security interest in and Lien on, the Company’s account receivables to any and all customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, the OOGEDT shall have the sole right to collect the accounts receivables, take possession of the Collateral, or both, to the extent necessary secure the obligations of the Company under the Note and all proceeds of any Collateral received by the Company in cash or cash equivalents shall be held by the Company in trust for the OOGEDT, segregated from other funds of the Company, and shall, promptly upon receipt by the Company of such proceeds, be turned over to the OOGEDT in the exact form received (with any necessary endorsement).

Texas Emerging Technology Fund Award and Security Agreement

Section 4.08 Exculpation of Liability. Nothing herein contained shall be construed to constitute OOGEDT as the Company’s agent for any purpose whatsoever, nor shall the OOGEDT be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. The OOGEDT, whether by anything herein or in any assignment or otherwise, does not assume any of the Company’s obligations under any contract or agreement assigned to the OOGEDT, and the OOGEDT shall not be responsible in any way for the performance by the Company of any of the terms and conditions thereof. Anything herein to the contrary notwithstanding, (A) the Company shall remain liable under the contracts and agreements included in the Collateral, to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (B) the exercise by the OOGEDT of any of its rights hereunder shall not release the Company from any of its duties or obligations under any such contracts or agreements included in the Collateral.

Section 4.09 Financing Statements. Except for the financing statements filed by the OOGEDT and the financing statements described on Schedule 4.09 hereto, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

Section 4.10 Remedies with Respect to the Collateral. If the OOGEDT shall proceed to realize its benefits under this Agreement or any other documents granting the OOGEDT a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, the OOGEDT may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Agreement. If, in the exercise of any of its rights and remedies, the OOGEDT shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Company or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, the Company hereby consents to such action by the OOGEDT and waives any claim based upon such action, even if such action by the OOGEDT shall result in a full or partial loss of any rights of subrogation that the Company might otherwise have had but for such action by the OOGEDT. In addition to any other rights or remedies hereunder or under applicable law, the Company hereby agrees that the OOGEDT and its successors and assigns shall have all of the following rights and remedies with respect to the Collateral:

A. UCC Remedies. During the continuance of an Event of Default, the OOGEDT may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the Texas UCC or any other applicable law.

B. Disposition of Collateral. Without limiting the generality of the foregoing, the OOGEDT may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below)

Texas Emerging Technology Fund Award and Security Agreement

to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving the Company or any other Person notice or opportunity for a hearing on the OOGEDT’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, grant option or options to purchase and deliver any Collateral, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the OOGEDT or its designee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The OOGEDT shall have the right, upon any such public sale or sales and, to the extent permitted by the Texas UCC and other applicable requirements of law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of the Company, which right or equity is hereby waived and released.

C. Management of the Collateral. The Company further agrees, that, during the continuance of any Event of Default, (i) at the OOGEDT’s request, it shall assemble the Collateral and make it available to the OOGEDT at places that the OOGEDT shall reasonably select, whether at the Company’s premises or elsewhere, (ii) without limiting the foregoing, the OOGEDT also has the right to require that the Company store and keep any Collateral pending further action by the OOGEDT and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the OOGEDT is able to sell any Collateral, the OOGEDT shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the OOGEDT and (iv) the OOGEDT may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the OOGEDT’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. The OOGEDT shall not have any obligation to the Company to maintain or preserve the rights of the Company as against third parties with respect to any Collateral while such Collateral is in the possession of the OOGEDT.

D. Application of Proceeds. The OOGEDT shall apply the cash proceeds of any action taken by it pursuant to this Section 4.10, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the OOGEDT hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations and, only after such application and after the payment by the OOGEDT of any other amount required by applicable law, the surplus, if any, to the Company.

E. Direct Obligation. The OOGEDT shall not be required to make any demand upon, or pursue or exhaust any right or remedy against, the Company or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any right or

Texas Emerging Technology Fund Award and Security Agreement

remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the OOGEDT hereunder and under the Unit shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any requirement of law. To the extent it may lawfully do so, the Company absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the OOGEDT, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

F. Commercially Reasonable. To the extent that applicable requirements of law impose duties on the OOGEDT to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for the OOGEDT to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the OOGEDT to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other requirements of law, fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as the Company, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the OOGEDT, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the OOGEDT in the collection or disposition of any Collateral, or utilize internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

Texas Emerging Technology Fund Award and Security Agreement

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the OOGEDT against risks of loss, collection or disposition of any Collateral or to provide to the OOGEDT a guaranteed return from the collection or disposition of any Collateral.

The Company acknowledges that the purpose of this Section 4.10 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the OOGEDT shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 4.10. Without limitation upon the foregoing, nothing contained in this Section 4.10 shall be construed to grant any rights to the Company or to impose any duties on the OOGEDT that would not have been granted or imposed by this Agreement or by applicable requirements of law in the absence of this Section 4.10.

G. IP Licenses and Real Property Licenses. For the purpose of enabling the OOGEDT to exercise rights and remedies under this Section 4.10 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell or grant options to purchase any Collateral) at such time as the OOGEDT shall be lawfully entitled to exercise such rights and remedies, the Company hereby grants to the OOGEDT, effective only upon the occurrence of an Event of Default (following the expiration of any applicable cure period) and during the continuation thereof, (i) an irrevocable, transferable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to the Company), including in such license the right to sublicense, use and practice any intellectual property now owned or hereafter acquired by the Company and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to the Company) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by the Company.

Section 4.11 Notices. In addition to any other notices required hereunder, the Company shall promptly notify the OOGEDT in writing of its acquisition of any interest hereafter in property that is of a type where (A) perfection can be determined or effected by control or possession (each as defined in the Texas UCC) or (B) a security interest or Lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

MISCELLANEOUS

Section 5.01 Term of Agreement. Unless terminated earlier pursuant to the terms of this Agreement, except for Section 5.18 hereof and the Unit which shall survive any termination of this Agreement, this Agreement shall terminate on the earlier of (A) the date ten (10) years after the Effective Date and (B) the date of consummation of a bona fide Qualifying Liquidation Event.

Texas Emerging Technology Fund Award and Security Agreement

Section 5.02 Record Keeping and Reporting. The Company shall maintain or cause to be maintained books, records, documents and other evidence pertaining to compliance with the requirements contained in this Agreement, and upon request shall allow the OOGEDT, or auditors for the OOGEDT, including the State Auditor for the State of Texas, to inspect, audit, copy, or abstract, all of its books, records, papers, or other documents relevant to the Award. The Company shall use GAAP in the maintenance of such books and records, and shall retain or cause to be retained all of such books, records, documents and other evidence for a period of seven (7) years from and after the later of (A) the date that this Agreement is terminated or this Agreement’s term expires and (B) unless the Right to Purchase under the Unit expires without having been exercised, the date on which the OOGEDT fully divested all rights and ownership of all stock that was issued upon the OOGEDT’s exercise of its Right to Purchase under the Unit.

Section 5.03 Unit Records/Information. If at any point following the execution and issuance of the Unit the OOGEDT becomes obligated to file disclosure reports with the SEC pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, by virtue of the OOGEDT holding the Unit or securities issuable upon exercise of the Right to Purchase under the Unit, the Company agrees to provide any and all information reasonably necessary to assist the OOGEDT in making any such timely filings with the SEC.

Section 5.04 Certification Relating to Undocumented Workers. By execution of this Agreement, the Company, including any business, branch, division, and department of the Company, certifies that it does not currently employ any undocumented worker (as defined in Texas Government Code Section 2264.001(4)) and that the Company shall not knowingly employ an undocumented worker hereafter.

Section 5.05 Compliance Verification Reporting. Each year throughout the term of this Agreement, on each anniversary of the Effective Date, the Company shall deliver to the OOGEDT a compliance verification report signed by a duly authorized representative of the Company that shall verify the Company’s compliance with each of the Company’s agreements, covenants and obligations under this Agreement (each, a “Compliance Verification”). Further, the Company shall provide the OOGEDT reasonable access to the Company’s annual financial reports. In addition to each annual Compliance Verification, the Company shall also provide the OOGEDT a Compliance Verification on the earlier of (i) six (6) months after the Effective Date and (ii) the date on which the Company makes a request to the OOGEDT for disbursement of an Additional Amount. Each Compliance Verification that has become due shall be submitted prior to the Company receiving any Additional Amounts. All Compliance Verifications shall be in a form reasonably satisfactory to the OOGEDT and shall include appropriate back-up data.

Section 5.06 Liability. In no event shall either party be liable to the other party for any indirect, special, punitive, exemplary, incidental or consequential damages. This limitation shall apply regardless of whether or not the other party has been advised of the possibility of such damages.

Texas Emerging Technology Fund Award and Security Agreement

Section 5.07 Indemnification by the Company and Hold Harmless. The Company agrees to indemnify and hold the OOGEDT, the maker of the Award, and its agents, officers, employees and assigns harmless for any and all losses, claims, suits, actions, and liability, including any litigation costs, that arise from any act or omission of the Company or any of its officers, and employees, agents, contractors, assignees, and affiliates relating to the project for which the Award is made regardless of whether the act or omission is related to job creation or other stated purpose of the Award.

Section 5.08 EXPRESS NEGLIGENCE. THE INDEMNITY SET FORTH IN THIS AGREEMENT IS INTENDED TO BE ENFORCEABLE AGAINST THE COMPANY AND ITS SUCCESSORS AND ASSIGNS IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE HEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE OOGEDT AND/OR ITS AGENTS, OFFICERS, EMPLOYEES AND ASSIGNS.

Section 5.09 Relationship of the Parties. The parties shall perform their respective obligations under this Agreement as independent contractors and not as agents, employees, partners, joint venturers, or representatives of the other party. Neither party shall be permitted or empowered to make representations or commitments that bind the other party. The Company is not a “governmental body” by virtue of this Agreement or the use of the Award under the Texas Emerging Technology Fund, any other funding, the issuance of the Unit or the issuance of capital stock upon exercise of the Right to Purchase under the Unit.

Section 5.10 Binding Effect and Assignment. The Company may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the OOGEDT. The OOGEDT may assign this Agreement and any of its rights or obligations hereunder without the consent of the Company. Subject to the foregoing, this Agreement and all terms, provisions and obligations set forth herein shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns and all other state agencies and any other agencies, departments, divisions, governmental entities, public corporations and other entities that shall be successors to each of the parties or that shall succeed to or become obligated to perform or become bound by any of the covenants, agreements or obligations hereunder of each of the parties hereto.

Section 5.11 Waiver. Neither the failure by the Company or the OOGEDT, in any one or more instances to insist upon the complete and total observance or performance of any term or provision hereof, nor the failure of the Company or the OOGEDT to exercise any right, privilege, or remedy conferred hereunder or afforded by law shall be construed as waiving any breach of such term, provision, or the right to exercise such right, privilege, or remedy thereafter. In addition, no delay on the part of either the Company or the OOGEDT, in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

Texas Emerging Technology Fund Award and Security Agreement

Section 5.12 Entire Agreement. This Agreement, the Unit and the other documents referred to and incorporated herein by reference embody the entire agreement between the Company and the OOGEDT, and there are no other agreements, either oral or written, between the Company and the OOGEDT on the subject matter hereof. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto.

Section 5.13 Applicable Law and Venue. This Agreement is made and entered into in the State of Texas, and this Agreement and all disputes arising out of or relating thereto shall be governed by the laws of the State of Texas, without regard to any otherwise applicable conflict of law rules or requirements.

The Company agrees that any action, suit, litigation or other proceeding (collectively “litigation”) arising out of or in any way relating to this Agreement, or the matters referred to therein, shall be commenced exclusively in the Travis County District Court or the United States District Court for the Western District of Texas, Austin Division, and hereby irrevocably and unconditionally consents to the exclusive jurisdiction of those courts for the purpose of prosecuting and/or defending such litigation. The Company hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any suit, action or proceeding, any claim that (A) the Company is not personally subject to the jurisdiction of the above-named courts, (B) the suit, action or proceeding is brought in an inconvenient forum or (C) the venue of the suit, action or proceeding is improper.

Section 5.14 Dispute Resolution.

A. Informal Meetings. The parties’ representatives shall meet as needed to implement the terms of this Agreement and shall make a good faith attempt to informally resolve any disputes.

B. Non-binding Mediation. Except to prevent irreparable harm for which there is no adequate remedy at law, neither party shall file suit to enforce this Agreement without first submitting the dispute to confidential, non-binding mediation before a mediator mutually agreed upon by the parties.

Section 5.15 Publicity. The parties agree to cooperate fully to coordinate with each other in connection with all press releases and publications regarding this Agreement. The Company shall not issue any press releases or other publicity regarding this Agreement or the Award without the prior written consent of OOGEDT.

Section 5.16 No Waiver of Sovereign Immunity. Nothing in this Agreement may be construed to be a waiver of the sovereign immunity of the OOGEDT to suit.

Section 5.17 Severability. If any provision of this Agreement is finally judged by any court to be invalid, then the remaining provisions shall remain in full force and effect and they shall be interpreted, performed, and enforced as if the invalid provision did not appear herein.

Texas Emerging Technology Fund Award and Security Agreement

Section 5.18 Survival of Promises. Notwithstanding any expiration, termination or cancellation of this Agreement, the rights and obligations pertaining to payment or repayment of funds confidentiality, disclaimers and limitation of liability, indemnification, and any other provision implying survivability shall remain in effect after this Agreement ends.

Section 5.19 Force Majeure. Except for the obligation to make payments under this Agreement and the Unit when due and indemnification obligations arising hereunder, neither party shall be required to perform any obligation under this Agreement or be liable or responsible for any loss or damage resulting from its failure to perform so long as performance is delayed by force majeure or acts of God, including but not limited to strikes, lockouts or labor shortages, embargo, riot, war, revolution, terrorism, rebellion, insurrection, flood, natural disaster, or interruption of utilities from external causes.

Section 5.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 5.21 Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed given and received (A) on the date of delivery when delivered by hand, (B) on the following business day when sent by confirmed simultaneous telecopy, (C) on the following business day when sent by receipted overnight courier or (D) three (3) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, as follows:

If to the OOGEDT to:

Financial Services

ETF Compliance

PO Box 12878

Austin, TX 78711-2878

Email: ETF.Compliance@governor.state.tx.us

with a concurrent copy to:

ATTN: Emerging Technology Fund Award Program

General Counsel

Office of the Governor

P.O Box 12428

Austin, Texas 78711

Phone: 512-463-1788

Fax: 512-463-1932

If to Company to:

Convergen LifeSciences, Inc.

ATTN: Rodney Varner

9015 Mountain Ridge Drive, Suite 250

Austin, Texas 78749

Phone: 512-320-4165

Fax: 512-495-9441

Texas Emerging Technology Fund Award and Security Agreement

provided, however, that if any party shall have designated a different address by written notice to the other party, then to the last address so designated.

Section 5.22 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever used herein, the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase, “without limitation,”.

Section 5.23 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 5.24 Schedules and Exhibits. The schedules and exhibits referred to herein and required to be delivered pursuant to the terms hereof are hereby incorporated fully herein by this reference.

Section 5.25 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Texas, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday in the State of Texas.

Section 5.26 Additional Requirements. The Company and the OOGEDT agree to comply with the following additional requirements.

(If there are no additional requirements then insert the word “NONE”.)

NONE.

(THE REMAINING PORTION OF THIS PAGE WAS INTENTIONALLY LEFT BLANK)

Texas Emerging Technology Fund Award and Security Agreement

IN TESTIMONY HEREOF, the Company and the OOGEDT have executed this Texas Emerging Technology Fund Award and Security Agreement on the day and date indicated immediately below their respective signatures.

The State of Texas	Convergen LifeSciences, Inc.

/s/ RAYMOND C. SULLIVAN	/s/ DAVID G. NANCE
Raymond C. Sullivan	David G. Nance
Chief of Staff	President
Office of the Governor

8/13/2010	8/13/2010
Date	Date

Texas Emerging Technology Fund Award and Security Agreement

Exhibits and Schedules

Exhibits

Exhibit A	–	Approval Letter from Governor, Lieutenant Governor and Speaker
Exhibit B	–	Investment Unit
Exhibit C	–	Milestones
Exhibit D	–	Form of Unit Amendment

Schedules

Schedule 2.06(G)	–	Title to Assets
Schedule 2.06(H)	–	Related Party Transaction
Schedule 2.06(J)	–	Subsidiaries
Schedule 2.06(K)	–	Organizational Information
Schedule 4.09	–	Financing Statements

Texas Emerging Technology Fund Award and Security Agreement

Exhibit A

Letter from Governor, Lieutenant Governor and Speaker Approving Award to the Company from the Texas Emerging Technology Fund

See attached.

Texas Emerging Technology Fund Award and Security Agreement

Exhibit B

Investment Unit

See attached.

Texas Emerging Technology Fund Award and Security Agreement

Exhibit C

Milestones

Early phase milestones and deliverables needing completion prior to later stage toxicology and Phase I/II trials:

1.	Complete study for CNVN202 dose calculation for use in Phase I/II clinical trial. Deliverable: Provide CNVN202 dose specification calculation and confirmation of dose acceptance from M. D. Anderson Cancer Center investigator.

2.	Complete CNVN202 toxicology study protocol design in consultation with M. D. Anderson Cancer Center Pharmaceutical Development Center in use in toxicology study. Deliverable: Provide completed CNVN202 toxicology study protocol and confirmation of acceptance by M. D. Anderson Cancer Center investigator.

3.	Complete CNVN202 Phase I/II clinical trial protocol design to prepare for submission to the National Institutes of Health Recombinant Advisory Committee (NIH-RAC) and the U.S. Food and Drug Administration (FDA). Deliverable: Provide CNVN202 Phase I/II clinical trial protocol document and confirmation of acceptance by M. D. Anderson Cancer Center investigator.

4.	Agreement for M. D. Anderson Cancer Center to start CNVN202 + erlotinib Phase I/II clinical trial preparation, CNVN202 Phase I clinical trial data integration, toxicology, clinical study protocol and associated activities. Deliverable: Signed agreement and funding documentation.

Milestones for toxicology and phase I/II trial completion:

5.	Conduct and report toxicology study (animal models) using CNVN202 + erlotinib combination regimen.

6.	Complete preclinical data report to support CNVN202 + erlotinib Phase I/II clinical trial application submission to National Institutes of Health Recombinant DNA Advisory Committee (NIH-RAC).

7.	Obtain FDA approvals to conduct CNVN202 + erlotinib clinical trial.

8.	GMP production of CNVN202 nanoparticle components for Phase I/II trial.

9.	GMP formulation of CNVN202 and release of final product for Phase I/II trial.

10.	Start CNVN202 + erlotinib Phase I/II Clinical Trial.

Texas Emerging Technology Fund Award and Security Agreement

Schedule 2.06(G)

Title to Property

None.

Texas Emerging Technology Fund Award and Security Agreement

Schedule 2.06(H)

Related Party Transactions

None.

Texas Emerging Technology Fund Award and Security Agreement

Schedule 2.06(J)

Subsidiaries

None.

Texas Emerging Technology Fund Award and Security Agreement

Schedule 2.06(K)

Organizational Information

Jurisdiction of Formation: Delaware

Legal Name: Convergen LifeSciences, Inc.

Organizational Identification Number: 26-4598633

Location of Company’s Chief Executive Office:

9015 Mountain Ridge Drive, Suite 250

Austin, Texas 78759

Company’s Sole Place of Business:

9015 Mountain Ridge Drive, Suite 250

Austin, Texas 78759

The Company has had no other jurisdiction of incorporation, legal name, location of Company’s Chief Executive office or sole place of business for five (5) years preceding effective date.

Texas Emerging Technology Fund Award and Security Agreement

Schedule 4.09

Financing Statements

None.

Texas Emerging Technology Fund Award and Security Agreement